Exhibit (h)(10)

FINANCIAL REPORTING SERVICES AGREEMENT

Agreement Number:

Effective Date: December 31, 2009

Expiration Date: June 13, 2010

Supplier Name: STATE STREET BANK AND TRUST COMPANY

Supplier Address: Lafayette Corporate Center, Two Avenue de Lafayette, LCC/6, Boston, MA 02111

Attn: Fund Administration Legal Department

Supplier Telephone: 617-662-4100

This FINANCIAL REPORTING SERVICES AGREEMENT (“Agreement”) is entered into as of the Effective Date and is amended and restated as of May 1, 2010 by and among the registered investment company, or series thereof, as applicable, listed on Schedule A to this Agreement, a Delaware statutory trust or series thereof, BofA Advisors, LLC, a Delaware limited liability company, severally and not jointly, and the above-named Supplier, a Massachusetts trust company, and consists of this signature page and the attached Terms and Conditions, Schedules and all other documents attached hereto, which are incorporated in full by this reference.

BofA Funds Series Trust, on behalf of itself and its series listed on Schedule A to this Agreement (each a “Fund”)

By:	/s/ Jeffrey R. Coleman

Name:	Jeffrey R. Coleman
Title:	Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer

Date: As of May 1, 2010

State Street Bank and Trust Company (“Supplier”)		BofA Advisors, LLC (“BofA Advisors”)

By:	/s/ Michael F. Rogers	By:	/s/ Jeffrey R. Coleman
Name:	Michael F. Rogers	Name:	Jeffrey R. Coleman
Title:	Executive Vice President	Title:	Managing Director

Date:	As of May 1, 2010	Date:	As of May 1, 2010

Address for Notices to Supplier:	Address for Notices to BofA Advisors or any Fund:
Lafayette Corporate Center	Supply Chain Management
Two Avenue de Lafayette, LCC/4S	100 Federal Street
Boston, Massachusetts 02110	Boston, Massachusetts 02110
ATTN: Edward McKenzie	ATTN: Joe Marzetti and Agreement #
Telephone: 617-662-4100	Telephone: 617-434-4879
Facsimile: 617-662-4313	Facsimile: 617-434-4448
Email: ejmckenzie@statestreet.com	Email: joseph.v.marzetti@bankofamerica.com

With a copy to:	With a copy to:
State Street Bank and Trust Company	BofA Advisors Legal Department
Legal Department	Attn: Legal Department
Mary Moran Zeven	100 Federal Street
Senior Vice President and	Boston, MA 02110
Senior Managing Counsel
Two Avenue de Lafayette, LCC 2
Boston, MA 02110
Telephone: 617-662-1783
Facsimile: 617-662-3805	With a copy to:
Jeffrey Coleman
BofA Advisors, LLC
100 Federal Street
Boston, MA 02110
(617.585.4033)

Address for Invoices:
Barry Vallan
BofA Advisors, LLC
100 Federal Street
Boston, MA 02110
(617.585.4390)

TABLE OF CONTENTS

SECTION NO.	SECTION HEADING

1.0	Definitions
2.0	Scope of the Agreement
3.0	Term and Termination
4.0	Performance Goals
5.0	Pricing/Fees
6.0	Invoices/Taxes/Payment
7.0	Representations and Warranties of BofA Advisors and the Funds
8.0	Representations and Warranties of Supplier
9.0	Reserved
10.0	Business Continuity
11.0	Relationship of the Parties
12.0	Supplier Personnel
13.0	Insurance
14.0	Confidentiality and Information Protection
15.0	Indemnity
16.0	Limitation of Liability
17.0	Reserved
18.0	Reserved
19.0	Audit
20.0	Non-Assignment
21.0	Governing Law
22.0	Reserved
23.0	Reserved
24.0	Reserved
25.0	Rights In Program Information
26.0	Miscellaneous
27.0	Entire Agreement

SCHEDULE A	FUNDS
SCHEDULE B	Reserved
SCHEDULE C	Reserved
SCHEDULE D	INFORMATION SECURITY
SCHEDULE E	BACKGROUND CHECKS

ADDENDUM	REMOTE ACCESS SERVICES ADDENDUM (including Exhibit A thereto)

WHEREAS, each of the Funds is registered as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, pursuant to an administration agreement amended and restated as of May 1, 2010 (the “Administration Agreement”), each of the Funds has retained BofA Advisors to furnish oversight of financial reporting services to it;

WHEREAS, BofA Advisors and Supplier are parties to a Financial Reporting Services Agreement effective as of June 13, 2005, relating to the provision of financial reporting services to certain other registred investment companies for which BofA Advisors had served as administrator (the “Other Funds”) (the “2005 Agreement”);

WHEREAS, BofA Advisors, Supplier and certain Other Funds are parties to a Financial Reporting Services Agreement effective as of December 15, 2006, relating to the provision of financial reporting services to certain Other Funds (the “2006 Agreement”); and

WHEREAS, each Fund desires to retain Supplier to provide the Services to the Fund, and Supplier is willing to provide such Services on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.0	DEFINITIONS: all capitalized terms in this Agreement not defined in this Section shall have the meanings set forth in the Sections or Schedules of this Agreement in which they are defined.

1.1	Affiliate - a business entity now or hereafter controlled by, controlling or under common control with a Party. Control exists when an entity owns or controls directly or indirectly 50% or more of the outstanding equity representing the right to vote for the election of directors or other managing authority of another entity. An “Affiliate” of a Fund shall include any “affiliated person” (as defined in Section 2(a)(3) of the 1940 Act) of such Fund.

1.2	Reserved

1.3	Business Day - Monday through Friday, excluding days on which the New York Stock Exchange is not open for business.

1.4	Reserved

1.5	Fund - The registered investment company, or series thereof, as applicable, listed on Schedule A to this Agreement. In the event that additional registered investment companies or series thereof (each, an “Additional Fund”) advised by BofA Advisors or its Affiliate wish to retain Supplier to provide Services by becoming a party to this Agreement, BofA Advisors shall notify Supplier in writing. Upon written acceptance by Supplier, which acceptance shall be in Supplier’s sole discretion (exercised in a reasonable manner) notwithstanding the provisions of Section 26.11 below, such Additional Fund(s) shall be listed on an amended Schedule A hereto, shall become Fund(s) hereunder, and BofA Advisors, the Funds and Supplier shall be bound by all terms and conditions and provisions of this Agreement with respect to all such Additional Fund(s).

1.6	Information Security Program - means the documents that describe Supplier’s plan for providing information security in a manner that complies with this Agreement and provides security procedures and controls for protection of Supplier’s systems, applications and technology.

1.7	Party - A Fund, BofA Advisors or Supplier.

1.9	Program Information - shall mean all non-public Fund or BofA Advisors information provided to Supplier for the purposes of Supplier’s provision of Services hereunder, including, without limitation, data entered into Supplier’s system or those systems of its Subcontractors.

1.10	Proper Instructions - shall mean (i) a writing signed or initialed by one or more persons as BofA Advisors or the Board of Trustees of a Fund shall have from time to time authorized or (ii) communication effected directly between BofA Advisors, a Fund, or either of their respective third party agents (each, a “Third Party Agent”) and Supplier by electro-mechanical or electronic devices, provided that the Parties have approved procedures relating to such communications. Supplier may rely upon any Proper Instruction reasonably believed by it to be genuine and to have been properly issued by or on behalf of a Fund. Oral instructions shall be considered Proper Instructions if the Supplier reasonably believes them to have been given by a person authorized to give such instructions. BofA Advisors or a Fund shall cause all oral instructions to be confirmed in accordance with clauses (i) or (ii) above, as appropriate. BofA Advisors or a Fund shall give timely Proper Instructions to Supplier in regard to matters affecting financial reporting practices and Supplier’s performance pursuant to this Agreement.

1.11	Representative - an employee, officer, director, or agent of a Party.

1.12	Services - the services as described in Section 2.1 of this Agreement.

1.12A	Subcontractor - a third party to whom Supplier has delegated or subcontracted any portion of its obligations set forth herein.

1.13	Term - the initial term of the Agreement or any renewal or extension.

2.0	SCOPE OF THE AGREEMENT:

2.1	Subject to the control, supervision and direction of BofA Advisors in accordance with procedures which may be established from time to time between Supplier and BofA Advisors, Supplier shall (i) prepare for review and approval by officers of BofA Advisors each Fund’s financial information to be contained within the Fund’s semi-annual and annual reports, Form N-CSR, Form N-Q reports and other quarterly reports (as mutually agreed upon), including tax and other footnote disclosures where applicable in accordance with this Agreement including Section 4.0 below.

2.2	Each Fund hereby appoints Supplier to act as administrator with respect to the Fund for purposes of providing the Services for the period and on the terms set forth in this Agreement. Supplier accepts such appointment and agrees to render the Services stated herein.

2.3	Supplier shall create and maintain all records relating to its activities and obligations under this Agreement in such a manner as will meet the obligations of each Fund under the 1940 Act, specifically Section 31 thereof and the rules thereunder. All such records shall be the property of the applicable Fund and shall at all times during the regular business hours of Supplier be open for inspection by duly authorized officers, employees or agents of BofA Advisors, the applicable Fund and employees and agents of the Securities and Exchange Commission. Subject to Section 19 below, Supplier shall preserve for the period required by law or regulation the records required to be maintained thereunder. Each Fund and BofA Advisors acknowledges that Supplier is authorized and instructed to rely upon information provided to it by such Fund, such Fund’s counterparty(ies), or the agents of either of them including, without limitation, BofA Advisors.

2.4	Supplier may at its own expense employ agents in the performance of its duties and the exercise of its rights under this Agreement, provided that the employment of such agents shall not reduce Supplier’s obligations or liabilities hereunder

2.5	Each of BofA Advisors and Supplier shall designate an employee (“Relationship Manager(s)”) to act on its behalf (and, in the case of BofA Advisors, on behalf of the Funds), with regard to matters arising under this Agreement and shall notify the other in writing of the name of their Relationship Manager; however, the Relationship Manager shall, solely by virtue of his or her designation hereunder, have no authority to alter or amend any term, condition, or provision of this Agreement. Either BofA Advisors or Supplier may change its Relationship Manager(s) by providing the other prior written notice. The Relationship Manager must be identified in a writing delivered to the other Party at least one week prior to the commencement of any work under this Agreement.

Subject to the provisions of Section 4.0 below, and as part of the Services provided under this Agreement, Supplier shall continually endeavor to improve the quality of service.

2.6	The Parties expressly acknowledge and agree that their respective rights set forth in this Agreement shall inure to the benefit of their respective successors or assignees as may be permitted by Section 20.0 below.

3.0	TERM AND TERMINATION:

3.1	This Agreement shall be in effect from the Effective Date and shall remain in full force and effect for an initial term running through June 13, 2010 and shall continue thereafter until terminated by any Party upon ninety (90) days’ prior written notice to all other Parties. In addition, any Party may terminate this Agreement at any time on 90 days’ prior written notice to the other Parties, provided that termination of this Agreement as to one or more Funds shall not result in the termination of this Agreement as to the remaining Funds.

3.2	In addition to any other remedies available to BofA Advisors or the Funds, upon the occurrence of a Termination Event (as defined below) with respect to Supplier, BofA Advisors or the Funds may immediately terminate this Agreement without penalty by providing written notice of termination. In addition to any other remedies available to Supplier, upon the occurrence of a Termination Event (as defined below) with respect to BofA Advisors or a Fund, Supplier may immediately terminate this Agreement (as to all of the Funds, if the Termination Event occurs as to BofA Advisors and as to the affected Fund, if a Termination Event occurs with respect to a Fund) without penalty by providing written notice of termination. A Termination Event shall have occurred with respect to a Party if: (a) Supplier’s conduct hereunder has fallen below the standard of reasonable care and the Parties have been unable to agree upon a Plan or Revised Plan (as such terms are hereinafter defined) within the timeframes and upon the notices set forth below in this Section 3.2; (b) the Party becomes insolvent (generally unable to pay its debts as they become due) or the subject of a bankruptcy, conservatorship, receivership or similar proceeding, or makes a general assignment for the benefit of its creditors; (c) the Party: (i) suffers a transfer involving fifty percent (50%) or more of any class of its voting securities or (ii) transfers all, or substantially all, of its assets to a non-Affiliate; or (d) the Party attempts to assign this Agreement in violation of Section 20. In the event that BofA Advisors reasonably believes that Supplier’s conduct hereunder has fallen below the standard of reasonable care in any particular calendar quarter (the “First Quarter”), then upon BofA Advisors’ written notice to Supplier prior to the end of such First Quarter, Supplier must, within 30 days of the end of such First Quarter, present BofA Advisors with a written plan to address BofA Advisors’ concerns (the “Plan”) during the calendar quarter immediately following the First Quarter. Within 15 days following its receipt of Supplier’s Plan, BofA Advisors shall either accept the Plan or notify Supplier that it has rejected the Plan. In the event that BofA Advisors has so rejected the Plan, Supplier must present a revised Plan (the “Revised Plan”) to BofA Advisors within 30 days of BofA Advisors’ rejection of the originally submitted Plan. Within 15 days following its receipt of Supplier’s Revised Plan, BofA Advisors shall either accept the Revised Plan or notify Supplier that the Revised Plan has not been accepted. In the event that BofA Advisors has so rejected the Revised Plan, the Parties may act reasonably and in good faith to seek to agree on a further Revised Plan, or BofA Advisors may, upon sixty days written notice to Supplier, terminate this Agreement without penalty with respect to such Fund or Funds which BofA Advisors reasonably believes have been affected. Provided, further, that this Agreement may, at the sole option of the Supplier, be terminated with respect to the affected Fund(s) (or in its entirety, in the event all Funds are affected) without prior notice by the Supplier in the event of any termination of the Administration Agreement with respect to a Fund(s) or the termination or resignation of BofA Advisors as investment adviser to the Fund(s), provided in each case that neither BofA Advisors nor an Affiliate of BofA Advisors who has either succeeded to the rights and obligations of BofA Advisors hereunder in accordance with Section 20 hereof or who has entered into an agreement with Supplier with regard to the Services which is substantially similar hereto shall, simultaneously with such termination or resignation, have entered into a new Administration Agreement or investment advisory agreement, as applicable, with respect to such Fund(s), or the termination of a custodial services agreement with State Street Bank and Trust Company (a “Custody Contract’) with respect to such Fund(s) (or in its entirety in the event that all Funds are affected) unless the Supplier or an Affiliate or successor-in-interest has entered into a new custody contract with respect to such Fund(s).

3.3

In the event of expiration or termination of this Agreement, Supplier agrees that upon the reasonable request of BofA Advisors or the Funds, Supplier will continue uninterrupted operations with regard to the Services, conclude and cooperate with BofA Advisors and the Funds in the transition of the business at BofA Advisors’ direction and in a manner that causes no material disruption by Supplier to Fund or BofA Advisors business and operations with regard to the Services. Fees associated with such transition shall be as may be mutually agreed by the Parties upon good faith negotiations, but shall be no higher than the greater of prevailing market rates for such Services or 120% of the rate at which Supplier would have been paid for such Services prior to the termination of this Agreement. In no event shall said transition be more than ninety (90) calendar days from the date of termination unless the Parties otherwise agree in writing. Reimbursement of all extraordinary costs and expenses incurred outside of this Agreement’s terms and conditions will be agreed upon by the Parties in writing.

3.4	Notwithstanding any term herein to the contrary, a termination of this Agreement with respect to coverage of any one particular Fund shall in no way affect the rights and duties of the Parties under this Agreement with respect to any other Fund and further, upon termination of this Agreement or termination of its coverage with respect to any Fund, such Fund shall pay to Supplier such fees as may be due as of, and reimburse Supplier for its costs, expenses and disbursements with respect to such Fund through the date of, such termination.

3.5	The rights and obligations of the Parties which by their nature must survive termination or expiration of this Agreement in order to achieve its fundamental purposes including, without limitation, the provisions of the following Sections, AUDIT, CONFIDENTIALITY AND INFORMATION PROTECTION, INDEMNITY, LIMITATION OF LIABILITY, RIGHTS IN INFORMATION, PRICING/FEES and MISCELLANEOUS, shall survive any termination of this Agreement.

4.0	PERFORMANCE GOALS:

4.1	BofA Advisors and Supplier agree to develop mutually acceptable performance goals regarding the manner in which the Services are expected to be delivered and received. The Parties agree that such document(s) (hereinafter referred to as “Service Level Document(s)”) reflect performance goals and any failure to perform in accordance with the provisions thereof shall not be considered a breach of contract that gives rise to contractual or other remedies. It is the intention of the Parties that the sole remedy for failure to perform in accordance with the provisions of a Service Level Document, or any dispute relating to performance goals set forth in a Service Level Document, will be a meeting of the Parties to resolve the failure pursuant to the consultation procedure described in Sections 4.2 and 4.3 below. Notwithstanding the foregoing, the Parties hereby acknowledge that any Party’s consistent failure (or lack thereof) in any particular calendar quarter to meet the provisions of a Service Level Document, while not in and of itself a breach of contract giving rise to contractual or other remedies, may factor into BofA Advisors’ reasonably determined belief regarding the standard of care exercised by Supplier hereunder during such calendar quarter.

4.2	Consultation Procedure. If a Party hereto is consistently unable to meet the provisions of a Service Level Document, or in the event that a dispute arises relating to performance goals set forth in a Service Level Document, any Party to this Agreement shall address any concerns it may have by requiring a consultation with the other Parties.

4.3	Purpose of Consultation Procedure. The purpose of the consultation procedure is to endeavor to resolve repeated related failures to meet the provisions of a Service Level Document. If a consultation occurs under this Section 4, all Parties must negotiate in good faith to endeavor to:

(a)	implement changes which will enable the Service Level Document provisions to be more regularly met - such changes may include, but are not limited to, modification of the respective operational resources of one or more Parties;

(b)	agree to alternative Service Level Document provisions which meet the Parties’ respective business requirements; or

(c)	otherwise find a solution such that within 30 days after the consultation, the inability to meet the Service Level Document provisions is reasonably expected to be less likely to occur in the future.

5.0	PRICING/FEES:

5.1	Beginning on the Effective Date, each Fund shall pay Supplier for Services provided under this Agreement as may be agreed upon in writing from time to time by the Parties (such agreement, the “Fee Schedule”). Upon the termination of this Agreement (or termination of its coverage with respect to a Fund) before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement (or termination of its coverage with respect to a Fund). Further, each Fund agrees to reimburse Supplier for such other expenses reasonably incurred in connection with this Agreement as may be mutually agreed upon in writing by the Parties from time to time.

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5.2	Fees for additional Services not listed on the Fee Schedule shall be as mutually agreed in writing among the Parties.

5.3	The Parties agree that, except as provided in this paragraph, the Fee Schedule shall not be amended until after June 13, 2010. In the event of a substantial change in the mix of fund types, or in the event of new fund types being added to the Funds, the Parties shall review the fees paid per Fund and an appropriate fee adjustment shall be negotiated. Notwithstanding anything herein to the contrary, Supplier reserves the right to renegotiate the fee schedule in the event: (i) Supplier reasonably expects that the aggregate fees paid to it under this Agreement, its agreement with the Funds and BofA Advisors relating to fund accounting and its custodial agreements with the Funds will fall below twenty million dollars ($20M) on an annualized basis, (ii) there is a material increase in the assets under management of a Fund due to a merger, acquisition or other event out of the ordinary course of business (i.e. not due to organic fund growth), provided, however, that in the event that this subsection (ii) applies, Supplier may increase the fee cap only for the Fund that engaged in the triggering transaction, or (iii) the termination of either but not both of this Agreement and Supplier’s agreement with the Funds and BofA Advisors relating to fund accounting. In addition, fees for activities of a non-recurring nature, such as Fund consolidations or reorganizations, and the preparation of special reports will be reasonable and subject to negotiation.

6.0	INVOICES/TAXES/PAYMENT:

6.1	Supplier shall submit monthly, written invoices to the address set forth on the signature page. Supplier shall bill for services and tangible personal property separately. Invoices shall contain such detail as BofA Advisors or a Fund may reasonably require from time to time. Supplier shall endeavor to invoice Funds promptly following the performance of Services. A Fund shall not be required to pay any amounts for any Services rendered more than one year prior to the date upon which the Fund receives an invoice for such Services.

6.2	Invoices that are materially incorrect, incomplete or list material Services that were not requested by the Funds or BofA Advisors on behalf of the Funds will not be paid but will be returned to Supplier for correction.

6.3	The Funds shall pay Supplier for all Services and applicable taxes invoiced in arrears in accordance with the terms of this Agreement, within thirty (30) calendar days of the date of receipt of an invoice by the Funds or BofA Advisors on behalf of the Funds.

6.4	Unless otherwise specified, invoices shall include and list all applicable sales taxes and other taxes as separate line items. Each Fund will reimburse Supplier for all sales, use or excise taxes levied in accordance with the general statutes or other authoritative directives of the taxing authority on amounts payable by the Fund to Supplier pursuant to this Agreement; however, the Fund shall not be responsible for remittance of such taxes to applicable tax authorities.

6.5	The Funds and BofA Advisors shall not be responsible for any ad valorem, income, gross receipts, franchise, privilege, value added or occupational taxes of Supplier. Each Party shall each bear sole responsibility for all taxes, assessments and other real or personal property-related levies on its owned or leased real or personal property.

6.6	Reserved

6.7	Reserved.

6.8	Supplier shall keep and maintain complete and accurate accounting records to support and document all amounts becoming payable to Supplier hereunder. Supplier shall retain all records required under this Section 6.8 in accordance with Section 19 of this Agreement, after the amounts documented in such records become due.

7.0	REPRESENTATIONS AND WARRANTIES OF BOFA ADVISORS AND THE FUNDS:

7.1	BofA Advisors represents and warrants the following: (a) BofA Advisors’ execution, delivery and performance of this Agreement: (i) have been authorized by all necessary action, (ii) do not violate the terms of any law, regulation, or court order to which BofA Advisors is subject or the terms of any material agreement to which BofA Advisors or any of its assets may be subject and (iii) are not subject to the consent or approval of any third party; (b) this Agreement is the valid and binding obligation of BofA Advisors, enforceable against BofA Advisors in accordance with its terms; and (c) BofA Advisors is not subject to any pending or threatened litigation or governmental action which could interfere with BofA Advisors’ performance of its obligations hereunder.

7.2	Each Fund represents and warrants the following: (a) the Fund’s execution, delivery and performance of this Agreement: (i) have been authorized by all necessary action, (ii) do not violate the terms of any law, regulation, or court order to which the Fund is subject or the terms of any material agreement to which the Fund or any of its assets may be subject and (iii) are not subject to the consent or approval of any third party; (b) this Agreement is the valid and binding obligation of the Fund enforceable against the Fund in accordance with its terms; and (c) the Fund is not subject to any pending or threatened litigation or governmental action which could interfere with the Fund’s performance of its obligations hereunder. In addition, each Fund represents and warrants the following:

(1) The Fund is an investment company properly registered under the 1940 Act;

(2) A registration statement under the 1940 Act with respect to the Fund has been filed and will be effective and remain effective during the term of this Agreement;

(3) As of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Fund offers or sells its shares have been made;

(4) As of the close of business on the date of this Agreement, the Fund is authorized to issue shares of beneficial interest; and

(5) The Fund is duly organized, and existing and in good standing under the laws of its state of organization.

8.0	REPRESENTATIONS AND WARRANTIES OF SUPPLIER:

8.1	Supplier represents and warrants to BofA Advisors and the Funds as follows: (a) Supplier’s execution, delivery and performance of this Agreement: (i) have been authorized by all necessary action, (ii) do not violate the terms of any law, regulation, or court order to which Supplier is subject or the terms of any material agreement to which Supplier or any of its assets may be subject and (iii) are not subject to the consent or approval of any third party; (b) this Agreement is the valid and binding obligation of Supplier, enforceable against Supplier in accordance with its terms; (c) Supplier is not subject to any pending or threatened litigation or governmental action which could interfere with Supplier’s performance of its obligations hereunder; (d) Supplier is a Massachusetts trust company and is qualified to do business in each of the other states in which it is providing Services hereunder to the extent the same is required; and (e) Supplier shall secure or has secured all permits, licenses, regulatory approvals and registrations required to render Services set forth herein, including without limitation, registration with the appropriate taxing authorities for remittance of taxes.

8.2	Reserved

8.3	Supplier’s Representatives shall perform all obligations of Supplier under this Agreement in accordance with this Agreement.

8.4	THE WARRANTIES CONTAINED IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9.0	RESERVED

10.0	BUSINESS CONTINUITY: Supplier agrees to establish and maintain contingency plans, recovery plans and proper risk controls designed to ensure Supplier’s continued performance under this Agreement. Supplier agrees to discuss any contingency plan or recovery plan and/or provide a high level presentation summarizing any such plan upon reasonable request of the Funds or BofA Advisors.

11.0	RELATIONSHIP OF THE PARTIES: Nothing in this Agreement or in the activities contemplated by the Parties hereunder shall be deemed to create a partnership, employment or joint venture relationship among the Parties or any of their Subcontractors or Representatives.

12.0	SUPPLIER PERSONNEL:

12.1	Supplier’s personnel are not eligible to participate in any of the employee benefit or similar programs of the Funds or BofA Advisors. Supplier shall inform all of its personnel providing Services pursuant to this Agreement that they are not intended to be considered employees of the Funds or BofA Advisors for any purpose.

12.2	Upon the request of the Funds or BofA Advisors, Supplier shall promptly, and after consultation with the Funds or BofA Advisors, consider any concerns or issues raised by the Funds or BofA Advisors regarding any of Supplier’s Representatives or Subcontractors performing Services under this Agreement at premises other than the Funds’ or BofA Advisors’ premises, which may include, as appropriate, replacing such Representative or Subcontractor from the Funds’ account.

12.3	The engagement of a Subcontractor by Supplier shall not relieve Supplier of any of its obligations under this Agreement. Supplier shall be responsible for the performance or nonperformance of its Subcontractors as if such performance or nonperformance were that of Supplier. Supplier shall require all Subcontractors, as a condition to their engagement, to agree to be bound by provisions substantially the same as those included in this Agreement particularly the Sections entitled “Supplier Personnel”, “Insurance” and “Confidentiality and Information Protection.”

12.4	Reserved

12.5	Notwithstanding anything in this Agreement to the contrary, as a condition of their employment or performance of Services hereunder, as the case may be, all of Supplier’s employees and those of its Subcontractors who will have access to equipment, systems or data of the Funds or BofA Advisors shall have satisfactorily passed a background check that is consistent in all material respects with procedures and requirements as set forth on SCHEDULE E to this Agreement and updated in writing delivered to Supplier from time to time.

12.6	In the event that Supplier employs non-U.S. citizens to provide Services hereunder, Supplier shall insure that all such persons have and maintain appropriate visas to enable them to provide the Services.

12.7	BofA Advisors shall notify Supplier of any act of dishonesty or breach of trust committed against the Funds or BofA Advisors, which may involve a Supplier Representative, or Subcontractor of which BofA Advisors becomes aware, and to the extent permitted by law, Supplier shall notify BofA Advisors if it becomes aware of any such offense.

13.0	INSURANCE:

13.1	Supplier maintains insurance as shown on an insurance certificate to be delivered to the Funds and BofA Advisors upon request which may be made not more than once per year and shall maintain such insurance as Supplier deems commercially reasonable based on reasonably foreseeable risks. If within 10 business days of Supplier’s issuance of any such certificate to BofA Advisors, the Funds or BofA Advisors possess commercially reasonable concerns regarding Supplier’s insurance, the Funds or BofA Advisors may express such concerns to Supplier and require a consultation with Supplier. The purpose of said consultation shall be for the Funds, BofA Advisors and Supplier to discuss Supplier’s insurance and the Funds’ or BofA Advisors’ concerns regarding the same. If within 10 business days of such consultation, the Funds or BofA Advisors have reasonably determined, and so notified Supplier in writing, that any insurance maintained by Supplier with respect to the Services provided hereunder materially adversely affects a Fund or BofA Advisors with regard to receipt of such Services, Supplier shall, at the direct expense of the Fund or BofA Advisors, as applicable, obtain such additional policies of insurance (or self insure) in amount and scope required by the Fund or BofA Advisors so long as such insurance is commercially reasonable in light of the nature and scope of Services provided hereunder and the availability of such insurance in the market.

14.0	CONFIDENTIALITY AND INFORMATION PROTECTION:

14.1	The term “Confidential Information” shall mean all data, trade secrets, business information and other information of any kind whatsoever that a Party (“Discloser”) discloses, in writing, orally, visually or in any other medium, to another Party (“Recipient”), or to which Recipient obtains access, and that relates to Discloser or, in the case of Supplier as Recipient, to BofA Advisors or a Fund. A “writing” shall include an electronic transfer of information by e-mail, over the Internet or otherwise.

14.2

Each of the Parties, as Recipient, hereby agrees that it will not, and will cause its Representatives, consultants, Affiliates and independent contractors not to disclose Confidential Information of another Party during or after the Term of this Agreement, other than on a “need to know” basis and then only to: (a) Affiliates of Discloser; (b) Recipient’s employees or officers; (c) Affiliates of Recipient, its independent contractors at any level, agents and consultants, provided that all such persons are subject to a written confidentiality agreement that shall be no less restrictive than the provisions of this Section; (d) pursuant to the exceptions set forth in 15 U.S.C. 6802 and accompanying regulations, which disclosures are made in the ordinary course of business; and (e) as required by law or legal process or as otherwise expressly permitted by this Agreement. Recipient shall not use or disclose Confidential Information of Discloser for any purpose other than to carry out this Agreement. Recipient shall treat Confidential Information of Discloser with no less care than it employs for its own Confidential Information of a similar nature that it does not wish to disclose, publish or disseminate, but not less than a reasonable level of care. Upon expiration or termination of this Agreement for any reason or at the written request of the Funds or BofA Advisors during the term of this Agreement, Supplier shall promptly return to the Funds or BofA Advisors, as applicable, at the Funds’ or BofA Advisors’ direction, all BofA Advisors or Fund Confidential Information in the possession of Supplier, Supplier’s Affiliates or Supplier’s Subcontractors, subject to and in accordance with the terms and provisions of this Agreement and compliance by Supplier with the requirements of applicable law or Supplier’s own corporate policies with respect to data retention.

14.3	Recipient shall notify Discloser of any actual or threatened requirement of law to disclose Confidential Information promptly upon receiving actual knowledge thereof and shall cooperate with Discloser’s reasonable, lawful efforts to resist, limit or delay disclosure subject to Recipient’s compliance with law or legal process. Nothing in this Section shall require any notice or other action by Fund, BofA Advisors or Supplier in connection with requests or demands for Confidential Information by bank examiners or securities regulators.

14.4	Supplier shall not remove from BofA Advisors’ premises, the original or any reproduction of any notes, memoranda, files, records, or other documents, whether on tangible or electronic media, containing the Funds’ or BofA Advisors’ Confidential Information or any document prepared by or on behalf of Supplier that contains or is based on the Funds’ or BofA Advisors’ Confidential Information, without the prior written consent of an authorized representative of the Funds or BofA Advisors except to the extent required to provide Services hereunder provided that the foregoing shall remain subject to the confidentiality requirements hereunder notwithstanding such removal.

14.5	The obligations of confidentiality in this Section shall not apply to any information that (i) Recipient rightfully has in its possession when disclosed to it, free of obligation to Discloser to maintain its confidentiality; (ii) Recipient independently develops without access to Discloser’s Confidential Information; (iii) is or becomes known to the public other than by breach of this Section or (iv) is rightfully received by Recipient from a third party without the obligation of confidentiality. Any combination of Confidential Information disclosed with information not so classified shall not be deemed to be within one of the foregoing exclusions merely because individual portions of such combination are free of any confidentiality obligation or are separately known in the public domain.

14.6	No Party shall issue any media releases, public announcements and public disclosures, relating to this Agreement without the prior consent of the other Parties. No Party may use the logo of another Party without the prior consent of the other Party. Nothing in this paragraph shall restrict any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of the releasing Party.

14.7	The Funds and BofA Advisors may disclose products and Services to contractors, including without limitation any independent public accounting firm, for the purpose of further handling, processing, modifying and adapting them for the exclusive use of the Funds or BofA Advisors, provided that such contractors have agreed to observe in substance the obligations of the Funds and BofA Advisors set forth in this Section and the Funds or BofA Advisors shall remain responsible for such contractor’s compliance with the foregoing.

14.8	Supplier shall maintain an Information Security Program reasonably designed to:

1.	Protect the security and confidentiality of Confidential Information;

2.	Protect against any anticipated threats or hazards to the security or confidentiality of such information; and

3.	Protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to the Party that is the subject of such information.

Supplier’s Information Security Program shall reflect the terms of Schedule D attached hereto.

14.9	Supplier shall provide reasonable information as to its Information Security Program upon request of the Funds or BofA Advisors.

15.0	INDEMNITY:

15.1	Reserved

15.2	Supplier will defend or, at Supplier’s option settle, any third party claim or action brought against a Fund, BofA Advisors or the Representatives, successors and permitted assigns of either and indemnify each Fund, BofA Advisors, and the Representatives, successors or permitted assigns of each for any direct losses, expenses, damages, costs and liabilities to the extent that the same arises directly from an assertion that any product or service provided by Supplier under this Agreement constitutes infringement of any patent or copyright or misappropriation of a trade secret in any jurisdiction in which Supplier provides services hereunder provided that the Fund or BofA Advisors, as the case may be, notifies Supplier promptly in writing of any such claim or proceeding (the inadvertent omission to so notify Supplier of any such action, suit, proceeding or claim shall not relieve Supplier from any liability which it may have to BofA Advisors, the Funds, and their Representatives, successors and permitted assigns under this Section 15.2 except to the extent Supplier can reasonably demonstrate that such omission caused prejudice to it), cooperates with Supplier in the defense of such claim or proceeding and allows Supplier sole control over such claim or action. Supplier shall have no liability or obligation hereunder with respect to any infringement claim to the extent such infringement is caused by (a) information or material submitted by a Fund, BofA Advisors, or the Representatives, successors or permitted assigns of either, (b) use of such products or services by a Fund or BofA Advisors in violation of applicable law, rule or regulation or other than as permitted herein if such infringement would have been avoided but for such improper use; (c) modification of such products or services by Supplier or a party under Supplier’s control pursuant to express written instructions from a Fund, BofA Advisors, or the Representatives, successors or permitted assigns of either; (d) modification of such products or services by any party other than Supplier or a party under Supplier’s control; or (e) the combination, operation or use of such products or services by any party other than Supplier or a party under Supplier’s control with any third party product(s) or services where the infringement would not have occurred but for such combination, operation or use. Should the products or services provided under this Agreement or any part thereof become, or in Supplier’s opinion be likely to become, the subject of a claim of infringement or the like under any applicable patent, copyright or trade secret laws, Supplier shall have the exclusive right, at Supplier’s sole option, to (i) procure for the Funds and BofA Advisors the right to continue using the products or services, (ii) replace or modify the products or services so as to be noninfringing without further obligation or (iii) suspend providing the infringing products or services pending resolution of any infringement claim without further obligation. The terms of this section shall be the Funds’, BofA Advisors’ and their Representatives’, successors’ or permitted assigns’ sole and exclusive remedy against Supplier as to any infringement claim relating to the products and services provided by Supplier hereunder.

15.3

Each Fund shall indemnify and hold Supplier harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by Supplier resulting from any claim, demand, action or suit in connection with any action or omission by Supplier resulting from Supplier’s acting upon any instructions reasonably believed by it to have been duly authorized by the Fund, or any claim, demand, action or suit in connection with Supplier’s acceptance of this Agreement, or the act or omission of the Fund, provided that this indemnification shall not apply to any loss, cost, damage or expense in connection with actions or omissions of Supplier, its officers, employees or Sub-contractors in cases of its or their own negligence or willful misconduct, and shall not apply to any loss, cost, damage or expense incurred by Supplier as a result of Section 15.2 above.

15.4	BofA Advisors shall indemnify and hold Supplier harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by Supplier resulting from any claim, demand, action or suit in connection with any action or omission by Supplier in the performance of its duties hereunder, or as a result of Supplier’s acting upon any instructions reasonably believed by it to have been duly authorized by BofA Advisors or any Fund, or any claim, demand, action or suit in connection with any act or omission of BofA Advisors, any Fund or any third party whose services Supplier must rely upon in performing services hereunder, provided that this indemnification shall not apply to any loss, cost, damage or expense in connection with actions or omissions of Supplier, its officers, employees or Sub-contractors in cases of its or their own negligence or willful misconduct, and shall not apply to any loss, cost, damage or expense incurred by Supplier as a result of Section 15.2 above. Supplier shall not be entitled to indemnification from BofA Advisors pursuant to this Section 15.4 for any loss, cost, damage or expense for which Supplier is indemnified by one or more Funds pursuant to Section 15.3.

16.0	LIMITATION OF LIABILITY:

16.1	In no event shall any Party be liable for any special, indirect, incidental, consequential, punitive or exemplary damages, including, but not limited to, lost profits, even if such Party alleged to be liable has knowledge of the possibility of such damages.

16.2	Supplier shall be responsible for the performance of only such duties as are set forth in this Agreement, as may be amended from time to time, and, except as otherwise provided under Section 12.3, shall have no responsibility for the actions or activities of any other party. Supplier shall have no liability in respect of any loss, damage or expense suffered by the Funds or BofA Advisors insofar as such loss, damage or expense arises from the performance of Supplier’s duties hereunder in reliance upon records that were maintained for the Funds by entities other than Supplier prior to Supplier’s appointment as administrator for the Funds. Supplier shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder except to the extent caused by or resulting from the negligence or willful misconduct of Supplier with respect to the Funds, its officers, employees or Sub-contractors. In any event, Supplier’s cumulative liability for each calendar year (a “Liability Period”) under this Agreement, regardless of the form of action or legal theory, shall be limited to the total annual compensation earned by Supplier and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by BofA Advisors or a Fund including, but not limited to, any liability relating to qualification of the Fund as a regulated investment company or any liability relating to the Fund’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to Supplier’s liability for that period have occurred. Notwithstanding the foregoing, (i) the Compensation Period for purposes of calculating the annual cumulative liability of Supplier for the Liability Period commencing January 1, 2006 and terminating on December 31, 2006 shall be the total annual compensation earned by Supplier and fees payable under this Agreement and the 2005 Agreement for the period from January 1, 2006 to December 31, 2006; and (ii) the Compensation Period for purposes of calculating the annual cumulative liability of Supplier for the Liability Period commencing January 1, 2009 and terminating on December 31, 2009 shall be the total annual compensation earned by Supplier and fees payable under this Agreement and the 2006 Agreement for the period from January 1, 2009 to December 31, 2009. Supplier shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

17.0	RESERVED

18.0	RESERVED

19.0	AUDIT:

19.1	Supplier shall preserve such records pertaining to its services provided under this Agreement as may be required by law or regulation and for such period as may be required by law or regulation. Such records referenced above may be inspected by federal or state agencies having jurisdiction over the Funds or BofA Advisors, at mutually agreed upon times not more frequently than as may be required by law or regulation.

19.2	Reserved

19.3	During regular business hours and no more frequently than once a year, the Funds or BofA Advisors may, at their sole expense and on a mutually agreed upon date, time, location and duration perform or arrange for a site visit and/or confidential audit of Fund books and records maintained by Supplier and relating to provision of Services provided by Supplier hereunder, subject to reasonable postponement by Supplier, which postponement shall not exceed twenty (20) Business Days, upon Supplier’s reasonable request. Such site visits and audits will be performed by a generally recognized national auditing firm with representatives of Supplier present and no more frequently than once each year. The Funds and/or BofA Advisors will provide to Supplier a copy of each report prepared in connection with any such audit within thirty (30) calendar days after it prepares or receives such report. Supplier agrees to discuss with the Funds or BofA Advisors any issues raised by any such audit. The Funds and BofA Advisors agree that, except with respect to the directors or trustees of any Fund, their counsel and counsel to any Fund, the results of any such audit shall remain the confidential information of Supplier.

19.4	Access for Governmental Examinations. Supplier will provide reasonable access to the federal and state governmental regulators of each Fund and BofA Advisors (at a minimum, to the extent required by law), at the expense of the applicable Funds or BofA Advisors, as applicable, to the records of the Funds or BofA Advisors held by Supplier relating to the products and services provided under this Agreement (at a minimum, to the extent permitted by law).

19.5	To the extent practicable, Supplier will give prior notice to the Funds and BofA Advisors of requests by federal and/or state authorities to examine Supplier’s records relating to the Funds and/or BofA Advisors.

19.6	Supplier will provide any existing SAS70-Type II independent audit firm report, covering the Services, on an annual basis. Supplier shall continue to commission annually, at the Funds’ expense, SAS70-Type II reports covering at least those aspects of the Services covered by SAS70-Type II reports provided by Supplier to BofA Advisors in 2006.

19.7	Reserved

19.8	Supplier acknowledges and agrees that BofA Advisors or the Funds’ respective regulators may audit Supplier’s performance at any time during normal business hours and that such audits may include both methods and results under this Agreement.

19.9	Reserved

20.0	NON-ASSIGNMENT: This Agreement may not be assigned by (a) a Fund or BofA Advisors without the written consent of Supplier or (b) Supplier without the written consent of the Funds and BofA Advisors, except that any Party may assign to a successor of all or a substantial part of its business, or to an entity controlling, controlled by or under common control with such Party; provided, with respect to any assignment by BofA Advisors, that such successor entity has also succeeded to the rights and authorities of BofA Advisors under the Administration Agreement and that the Administration Agreement remains in full force and effect.

21.0	GOVERNING LAW: This Agreement shall be governed by the internal laws, and not by the laws regarding conflicts of laws, of the Commonwealth of Massachusetts. Each Party hereby submits to the exclusive jurisdiction of the courts of such state, and waives any objection to venue with respect to actions brought in such courts.

22.0	RESERVED

23.0	RESERVED

24.0	RESERVED

25.0	RIGHTS IN PROGRAM INFORMATION:

25.1	Reserved

25.2	All Program Information and any results of processing Program Information or derived in any way therefrom shall at all times remain the property of the Funds. Upon request of the Funds or BofA Advisors, Supplier shall return as soon as practicable a copy of all Program Information then stored or held by Supplier, including archival or history files in a format reasonably satisfactory to the Funds or BofA Advisors, as applicable. Subject to Section 4.3 and the foregoing sentence, as soon as practicable after Supplier ceases providing Services to the Funds, Supplier shall return to the Funds or BofA Advisors or, with the prior written consent of the Funds or BofA Advisors, shall destroy all Program Information in the possession or under the direct or indirect control of Supplier and certify in writing to the Funds and BofA Advisors that all such Program Information has been destroyed subject to Supplier’s compliance with the requirements of applicable law or Supplier’s own corporate policies with respect to data retention.

25.3	Reserved

25.4	Reserved

25.5	Reserved

26.0	MISCELLANEOUS:

26.1	At any time, Supplier may apply to any officer of BofA Advisors or a Fund for instructions and may consult with outside counsel for the applicable Fund or the independent auditors for the Fund at the expense of the Fund, or other individuals designated in writing by BofA Advisors or the Fund, for advice with respect to any matter arising in connection with the Services. Supplier shall not be held to have notice of any change of authority of any officer or individual until receipt of written notice thereof from the Fund or BofA Advisors. Nothing in this Section shall be construed as imposing upon Supplier any obligation to seek such instructions.

26.2	Section headings are included for convenience or reference only and are not intended to define or limit the scope of any provision of this Agreement and should not be used to construe or interpret this Agreement.

26.3	No delay, failure or waiver of any Party’s exercise or partial exercise of any right or remedy under this Agreement shall operate to limit, impair, preclude, cancel, waive or otherwise affect such right or remedy. Any waiver by any Party of any provision of this Agreement shall not imply a subsequent waiver of that or any other provision of this Agreement.

26.4	If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall in no way be affected or impaired thereby.

26.5	No amendments of any provision of this Agreement shall be valid unless made by an instrument in writing signed by all Parties specifically referencing this Agreement.

26.6	Subject to any applicable confidentiality obligations, BofA Advisors may reproduce all documentation and reports provided by Supplier.

26.7	This Agreement may be executed by the Parties in one or more counterparts, and each of which when so executed shall be an original but all such counterparts shall constitute one and the same instrument.

26.8	Reserved

26.9	Notwithstanding the general rules of construction, the Parties acknowledge that all Parties were given an equal opportunity to negotiate the terms and conditions contained in this Agreement, and agree that the identity of the drafter of this Agreement is not relevant to any interpretation of the terms and conditions of this Agreement.

26.10	All notices or other communications required under this Agreement shall be given to the Parties in writing to the applicable addresses set forth on the signature page, or to such other addresses as the Parties may substitute by written notice given in the manner prescribed in this Section as follows: (a) by first class, registered or certified United States mail, return receipt requested and postage prepaid, (b) over-night express courier or (c) by hand delivery to such addresses. Such notices shall be deemed to have been duly given either five Business Days after the date of mailing as described above or one Business Day after being received by an express courier during business hours.

26.11	Wherever this Agreement requires any Party’s approval or consent not in a Party’s sole discretion or option, such approval or consent shall not be unreasonably withheld or delayed.

26.12	This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and assigns, as may be permitted herein. The Parties do not intend the benefits of this Agreement to inure to any third party, and nothing contained herein shall be construed as creating any right, claim or cause of action in favor of any such other third party, against any of the Parties hereto.

26.13	Reserved

26.14	Reserved

26.15	Notwithstanding any term of Section 3.3 above to the contrary, Supplier shall upon termination of this Agreement deliver to a Fund or such third party as the Fund may instruct pursuant to Proper Instructions all properties of such Fund held by it hereunder.

26.16	The Parties hereby agree to the terms of the Remote Access Services Addendum attached hereto.

26.17	This Agreement and all schedules, addenda, exhibits, appendices, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The Parties hereto all agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a Party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

26.18	All references herein to a “Fund” are to each of the management investment companies, or series thereof, listed on Schedule A hereto, and each management investment company or series thereof made subject to this Agreement in accordance with Section 1.5 above, individually, as if this Agreement were among such individual Fund, BofA Advisors and Supplier. Any reference in this Agreement to “the Fund” shall mean the particular Fund to which the matter pertains.

26.19	Except as provided in Section 6.7 above, the obligations of each Fund and BofA Advisors hereunder shall be several, and neither joint nor joint and several.

27.0	ENTIRE AGREEMENT: This Agreement, the Schedules, and other documents incorporated herein by reference, is the final, full and exclusive expression of the agreement of the Parties and supersedes all prior agreements, understandings, writings, proposals, representations and communications, oral or written, of either Party with respect to the subject matter hereof and the transactions contemplated hereby. For purposes of Section 5.3 of the 2005 Agreement and the 2006 Agreement, the aggregate fees paid to Supplier under the 2005 Agreement and the 2006 Agreement include, in addition to the fees referenced therein, the aggregate fees paid to Supplier under this Agreement and under the Accounting Services Agreement dated as of the same date as this Agreement among the Funds, BofA Advisors and Supplier. For purposes of Section 5.3 of this Agreement, aggregate fees paid to Supplier include, in addition to the fees referenced herein, the aggregate fees paid to Supplier under the 2005 Agreement and the 2006 Agreement and under the Sub-accounting Services Agreement effective June 13, 2005 by and between BofA Advisors and Supplier and the Accounting Services Agreement dated December 15, 2006 by and among BofA Advisors, Supplier and the Funds listed on Schedule A thereto, each relating to the provision of accounting services. For purposes of Section 16.2 of the 2005 Agreement and the 2006 Agreement, for any Liability Period (as defined therein), the annual compensation earned by and fees payable to Supplier during the preceding Compensation Period (as defined therein) shall include, in addition to the compensation and fees referenced therein, the annual compensation earned by and fees payable to Supplier under this Agreement for such Compensation Period (as defined therein). For purposes of Section 16.2 of this Agreement, for any Liability Period, the annual compensation earned by and fees payable to Supplier during the preceding Compensation Period shall include, in addition to the compensation and fees referenced herein, the annual compensation earned by and fees payable to Supplier under the 2005 Agreement and the 2006 Agreement for such Compensation Period.

SCHEDULE A

TRUST AND FUND LISTING

Fund Name	Trust Name
Schedule A1 (Fund pays expenses)
BofA California Tax-Exempt Reserves	BofA Funds Series Trust Series
BofA Cash Reserves	BofA Funds Series Trust Series
BofA Connecticut Municipal Reserves	BofA Funds Series Trust Series
BofA Daily Cash Reserves	BofA Funds Series Trust Series
BofA Government Plus Reserves	BofA Funds Series Trust Series
BofA Government Reserves	BofA Funds Series Trust Series
BofA Massachusetts Municipal Reserves	BofA Funds Series Trust Series
BofA Money Market Reserves	BofA Funds Series Trust Series
BofA Municipal Reserves	BofA Funds Series Trust Series
BofA New York Tax-Exempt Reserves	BofA Funds Series Trust Series
BofA Tax-Exempt Reserves	BofA Funds Series Trust Series
BofA Treasury Reserves	BofA Funds Series Trust Series

SCHEDULE B

RESERVED

SCHEDULE C

RESERVED

SCHEDULED

INFORMATION SECURITY

1. Protection

1.1 Reserved

1.2 Supplier shall install and use a reasonable change control process to ensure that access to its systems and to Program Information is controlled and recorded.

1.3 Reserved

1.4 Subject to the terms of this Agreement and the Schedules attached hereto, Supplier will take commercially reasonable measures to prevent the unintended or malicious loss, destruction or alteration of the files, Program Information, software and other property of the Funds or BofA Advisors received and held by Supplier.

2. Detection

2.1 Supplier shall monitor its system and its procedures for security breaches, violations and suspicious (questionable) activity. This includes suspicious external activity (including, without limitation, unauthorized probes, scans or break-in attempts) and suspicious internal activity (including, without limitation, unauthorized system administrator access, unauthorized changes to its system or network, system or network misuse or Program Information theft or mishandling).

2.2 Reserved

2.3 Reserved

2.4 Reserved

2.5 Reserved

3. Response

3.1 Reserved

3.2 Reserved

3.3 Reserved

4. Information Supplier Shall Provide

4.1 At BofA Advisors’ or a Fund’s reasonable request, Supplier shall meet with the BofA Advisors’ Information Security team to discuss information security issues in much greater detail at times reasonably requested by BofA Advisors and at mutually agreeable locations.

State Street will provide the Funds and BofA Advisors with high level corporate information security policy, standards and position statements and will meet with corporate information security personnel of the Funds and BofA Advisors to discuss State Street’s corporate information security program. State Street will not allow many of the actions contemplated by this section including disclosure of plans, penetration testing, amendment of State Street’s plans as required by BofA Advisors, inspection of security features etc.

SCHEDULE E

BACKGROUND CHECKS

Background Screening Guidelines

1) Search of the Contract Person’s social security number to verify the accuracy of the individual’s identity and current and previous addresses.

2) A criminal background search of all court records in each venue of the Contract Person’s current and previous addresses over the past seven (7) years. Minimum of three (3) counties.

3) A minimum of at least two (2) confirmed work references prior to assignment to the Funds.

4) Verification of any post high school education or degrees, i.e. B.A., B.S., Associate, or professional certifications.

5) Validate United States citizenship or certification to work in the United States.

REMOTE ACCESS SERVICES ADDENDUM

to

FINANCIAL REPORTING SERVICES AGREEMENT

ADDENDUM to that certain Financial Reporting Services Agreement dated as of December 31, 2009 and amended and restated as of May 1, 2010 (the “Financial Reporting Agreement”) by and among each of the registered investment companies, or series thereof, as applicable, listed on Schedule A to such Agreement, a Delaware statutory trust or series thereof (each a “Fund”), severally and not jointly, BofA Advisors, LLC, a Delaware limited liability company (collectively with the Funds, the “Customer”) and State Street Bank and Trust Company, including its subsidiaries and affiliates (“State Street”).

State Street has developed and utilizes proprietary accounting and other systems in conjunction with the services which State Street provides to the Customer. In this regard, State Street maintains certain information in databases under its control and ownership which it makes available to its customers (the “Remote Access Services”).

The Services

State Street agrees to provide the Customer, and its designated investment advisors, consultants or other third parties authorized by State Street (“Authorized Designees”) with access to ln~SightSM as described in Exhibit A or such other systems as may be offered from time to time (the “System”) on a remote basis.

Security Procedures

The Customer agrees to comply, and to cause its Authorized Designees to comply, with remote access operating standards and procedures and with user identification or other password control requirements and other security procedures as may be issued from time to time by State Street for use of the System and access to the Remote Access Services. The Customer agrees to advise State Street immediately in the event that it learns or has reason to believe that any person to whom it has given access to the System or the Remote Access Services has violated or intends to violate the terms of this Addendum and the Customer will cooperate with State Street in seeking injunctive or other equitable relief. The Customer agrees to discontinue use of the System and Remote Access Services, if requested, for any security reasons cited by State Street.

Fees

Fees and charges for the use of the System and the Remote Access Services and related payment terms shall be as set forth in the fee schedule in effect from time to time between the parties. The Funds shall be responsible for any tariffs, duties or taxes imposed or levied by any government or governmental agency by reason of the transactions contemplated by this Addendum, including, without limitation, federal, state and local taxes, use, value added and personal property taxes (other than income, franchise or similar taxes which may be imposed or assessed against State Street). Any claimed exemption from such tariffs, duties or taxes shall be supported by proper documentary evidence delivered to State Street.

Proprietary Information/lniunctive Relief

The System and Remote Access Services described herein and the databases, computer programs, screen formats, report formats, interactive design techniques, formulae, processes, systems, software, know- how, algorithms, programs, training aids, printed materials, methods, books, records, files, documentation and other information made available to the Customer by State Street as part of the Remote Access Services and through the use of the System and all copyrights, patents, trade secrets and other proprietary rights of State Street related thereto are the exclusive, valuable and confidential property of State Street and its relevant licensors (the “Proprietary Information”). The Customer agrees on behalf of itself and its Authorized Designees to keep the Proprietary Information confidential and to limit access to its employees and Authorized Designees (under a similar duty of confidentiality) who require access to the System for the purposes intended. The foregoing shall not apply to Proprietary Information in the public domain or required by law to be made public.

The Customer agrees to use the Remote Access Services only in connection with the proper purposes of this Addendum. The Customer will not, and will cause its employees and Authorized Designees not to, (i) permit any third party to use the System or the Remote Access Services, (ii) sell, rent, license or otherwise use the System or the Remote Access Services in the operation of a service bureau or for any purpose other than as expressly authorized under this Addendum, (iii) use the System or the Remote Access Services for any fund, trust or other investment vehicle without the prior written consent of State Street, or (iv) allow or cause any information transmitted from State Street’s databases, including data from third party sources, available through use of the System or the Remote Access Services, to be published, redistributed or retransmitted for other than use for or on behalf of the Customer, as State Street’s customer.

The Customer agrees that neither it nor its Authorized Designees will modify the System in any way; enhance or otherwise create derivative works based upon the System, nor will the Customer or its Authorized Designees reverse engineer, decompile or otherwise attempt to secure the source code for all or any part of the System.

The Customer acknowledges that the disclosure of any Proprietary Information, or of any information which at law or equity ought to remain confidential, will immediately give rise to continuing irreparable injury to State Street inadequately compensable in damages at law and that State Street shall be entitled to obtain immediate injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to any other legal remedies which may be available.

Limited Warranties

State Street represents and warrants that it is the owner of and has the right to grant access to the System and to provide the Remote Access Services contemplated herein. Because of the nature of computer information technology including, but not limited to, the use of the Internet, and the necessity of relying upon third party sources, and data and pricing information obtained from third parties, the System and Remote Access Services are provided “AS IS”, and the Customer and its Authorized Designees shall be solely responsible for the investment decisions, results obtained, regulatory reports and statements produced using the Remote Access Services. State Street and its relevant licensors will not be liable to the Customer or its Authorized Designees for any direct or indirect, special, incidental, punitive or consequential damages arising out of or in any way connected with the System or the Remote Access Services, nor shall either party be responsible for delays or nonperformance under this Addendum arising out of any cause or event beyond such party’s control.

State Street will take reasonable steps to ensure that its products (and those of its third-party suppliers) reflect the available state of the art technology to offer products that are Year 2000 compliant, including, but not limited to, century recognition of dates, calculations that correctly compute same century and multi century formulas and date values, and interface values that reflect the date issues arising between now and December 31, 2099, and if any changes are required, State Street will make the changes to its products at no cost to you and in a commercially reasonable time frame and will require third-party suppliers to do likewise. The Customer will do likewise for its systems.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ADDENDUM, STATE STREET, FOR ITSELF AND ITS RELEVANT LICENSORS, EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES CONCERNING THE SYSTEM AND THE SERVICES TO BE RENDERED HEREUNDER, WHETHER EXPRESS OR IMPLIED INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Infringement

State Street will defend or, at State Street’s option settle, any third party claim or action brought against the Funds, BofA Advisors and/or the Representatives, successors and permitted assigns of each and indemnify the Funds, BofA Advisors, their Representatives, successors or permitted assigns for any direct losses, expenses, damages, costs and liabilities to the extent that the same arises directly from an assertion that access to or use of the System or use of the Remote Access Services by the Funds, BofA Advisors, their Representatives, successors or permitted assigns under this Agreement constitutes direct infringement of any United States patent or copyright or misappropriation of a trade secret provided that the Funds or BofA Advisors, as applicable, notifies State Street promptly in writing of any such claim or proceeding, cooperates with State Street in the defense of such claim or proceeding and allows State Street sole control over such claim or action. State Street shall have no liability or obligation hereunder with respect to any infringement claim if such infringement is caused by (a) information or material submitted by the Funds, BofA Advisors, the Representatives, or successors or permitted assigns of either (b) use of the Systems or Remote Access Services by the Funds or BofA Advisors in a manner other than for which the Systems or Remote Access Services were designed, in violation of applicable law, rule or regulation or other than as permitted herein if such infringement would have been avoided but for such improper use; (c) compliance by State Street with the specifications, designs and requirements of the Funds, BofA Advisors, the Representatives, or successors or permitted assigns of either; (d) modification of the System or Remote Access Services by any party other than State Street or a party under State Street’s control, or (e) the combination, operation or use of the System or Remote Access Services with any third party product(s) or services where the infringement would not have occurred but for such combination, operation or use. Should the Systems or Remote Access Services or any part thereof become, or in State Street’s opinion be likely to become, the subject of a claim of infringement or the like under any applicable patent, copyright or trade secret laws, State Street shall have the exclusive right, at State Street’s sole option, to (i) procure for the Funds or BofA Advisors the right to continue using the Systems or Remote Access Services, (ii) replace or modify the Systems or Remote Access Services so as to be noninfringing, or (iii) terminate use or access of the Systems or Remote Access Services by the Funds or BofA Advisors without further obligation. The terms of this section shall be the Funds’, BofA Advisors’ and their Representatives’, successors’ or permitted assigns’ sole and exclusive remedy against State Street as to any infringement claim relating to the Systems or Remote Access Services.

Termination

Any party to the Financial Reporting Agreement may terminate this Addendum (i) for any reason by giving the other party at least one-hundred and eighty (180) days prior written notice in the case of notice of termination by State Street to the Customer or thirty (30) days notice in the case of notice from the Customer to State Street of termination, or (ii) immediately for failure of the other party to comply with any material term and condition of the Addendum by giving the other party written notice of termination. This Addendum shall in any event terminate within ninety (90) days after the termination of the Financial Reporting Agreement. In the event of termination, the Customer will return to State Street all copies of documentation and other confidential information in its possession or in the possession of its Authorized Designees. The foregoing provisions with respect to confidentiality and infringement will survive termination for a period of three (3) years.

Miscellaneous

This Addendum and the exhibit hereto constitute the entire understanding of the parties to the Financial Reporting Agreement with respect to access to the System and the Remote Access Services. This Addendum cannot be modified or altered except in a writing duly executed by each of State Street and the Customer and shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

By its execution of the Financial Reporting Agreement, the Customer (a) confirms to State Street that it informs all Authorized Designees of the terms of this Addendum; (b) accepts responsibility for its and its Authorized Designees’ compliance with the terms of this Addendum; and (c) indemnifies and holds State Street harmless from and against any and all costs, expenses, losses, damages, charges, counsel fees, payments and liabilities arising from any failure of the Fund, BofA Advisors or any of their Authorized Designees to abide by the terms of this Addendum.

EXHIBIT A

to

REMOTE ACCESS SERVICES ADDENDUM

IN~SIGHTSM

System Product Description

ln~SightSM provides bilateral information delivery, interoperability, and on-line access to State Street. ln~SightSM allows users a single point of entry into State Street’s diverse systems and applications. Reports and data from systems such as Investment Policy MonitorSM, Multicurrency HorizonSM, Securities Lending, Performance & Analytics and Electronic Trade Delivery can be accessed through In—SightSM. This Internet-enabled application is designed to run from a Web browser and perform across low-speed data lines or corporate high-speed backbones. ln~SightSM also offers users a flexible toolset, including an ad-hoc query function, a custom graphics package, a report designer, and a scheduling capability. Data and reports offered through ln~SightSM will continue to increase in direct proportion with the customer roll out, as it is viewed as the information delivery system will grow with State Street’s customers.